Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Reports
2008 Year End and Fourth Quarter Results

Naugatuck, CT, January 27, 2009.  Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $1.4 million, or $0.20 per share for the quarter ended December 31, 2008 and a net loss of $312,000, or $0.05 per share, for the year ended December 31, 2008, compared to net income of $479,000 for the quarter ended December 31, 2007, and net income of $1.4 million for the year ended December 31, 2007.  Income for the fourth quarter and the year ended December 31, 2008 was significantly affected by Other Than Temporary Impairment (“OTTI”) charges of $3.2 million taken in the quarter ended September 30, 2008, and $211,000 taken in the quarter ended December 31, 2008 on auction rate pass through certificates with Fannie Mae preferred stock as underlying collateral and the related tax effects.  After the OTTI charges, the carrying value of the auction rate pass through certificates with Fannie Mae preferred stock as underlying collateral have been written down to $73,000.  Without the OTTI charges and the related tax effects, net income for the quarter and year ended December 31, 2008 would have been $400,000 and $2.0 million, or $0.06 and $0.28 per share respectively, as shown in the table below.

SELECTED OPERATIONS DATA
	Three Months Ended			For the Year Ended
	December 31, 2008			December 31, 2008
	Before	OTTI	After	Before	OTTI	After
	OTTI	Charge	OTTI	OTTI	Charge	OTTI
	(Unaudited)
	(In thousands, except per share data)

Total interest income	$7,255		$7,255	$28,203		$28,203
Total interest expense	3,515		3,515	13,904		13,904
Net interest income	3,740		3,740	14,299		14,299

Provision for loan losses	200		200	675		675

Net interest income after provision for loan losses	3,540		3,540	13,624		13,624

Noninterest income (loss)	512	(211)	301	2,379	(3,427)	(1,048)
Noninterest expense	3,539		3,539	13,454		13,454

Income (loss) before provision
for income taxes	513	(211)	302	2,549	(3,427)	(878)
Provision (benefit) for income taxes	113	1,165	(1,052)	599	1,165	(566)

Net income (loss)	$400	$954	$1,354	$1,950	$(2,262)	$(312)

Earnings (loss) per common share - basic and diluted	$0.06		$0.20	$0.28		$(0.05)

John C. Roman, President and CEO, commented: “Although we are disappointed by the effects of the OTTI charges on our earnings, we are encouraged by our core results in 2008 which, without the OTTI charge, would have produced a 42% increase in net income as compared to 2007 results.”

Net Interest Income

Net interest income for the quarter ended December 31, 2008 totaled $3.7 million compared to $3.1 million for the quarter ended December 31, 2007, an increase of $602,000 or 19.2%.  For the twelve month period ended December 31, 2008, net interest income totaled $14.3 million compared to $11.9 million for the twelve months ended December 31, 2007, an increase of $2.4 million or 20.6%.  The increase in net interest income is due to an increase in the average balances of interest earning assets of 18.5% and 17.6% for the three and twelve month periods respectively, partially offset by decreases of 49 basis points and 26 basis points in the average rate earned on these assets over the same periods.  The increase in interest earning assets is attributed primarily to an increase in the loan portfolio.  The average balances in the loan portfolio increased by 19.8% in the three month period, and by 17.6% in the twelve month period.  The largest increases were in the commercial mortgage portfolio followed by the residential mortgage portfolio.

The increase in interest income was partially offset by an increase in interest expense.  Interest expense increased by $20,000, or 0.6% in the three month period and increased by $730,000 or 5.5% in the twelve month period, due to an increase in the average balances of deposits and borrowings.  The average balances of deposits increased by 11.7% and 11.3% and the average balance of borrowings increased by 59.3% and 53.7% over the three and twelve month periods respectively, while the average rates paid on these deposits and borrowings decreased by 57 basis points and 40 basis points, respectively, over the same periods.  The increases were primarily used to fund increased loan demand.  The largest increases in deposits were in certificates of deposit, followed by smaller increases in savings accounts and money market accounts, partially offset by a decrease in checking accounts in the twelve month period.  The increase in certificates of deposit was due primarily to competitive rate promotional accounts that were offered in conjunction with the opening of our 10th office in late June 2008.

Credit Quality

The Bank recorded a provision for loan losses of $200,000 for the three months ended December 31, 2008 compared to $100,000 for the three months ended December 31, 2007.  For the twelve months ended December 31, 2008, the Bank recorded a provision of $675,000, compared to $151,000 for the twelve months ended December 31, 2007.  The increase in the provisions are due to the increased size of the loan portfolio, a change in the mix of the portfolio towards commercial loans which are generally riskier than one-to-four family loans, and general economic conditions.

Non-performing loans totaled $2.7 million at December 31, 2008 compared to $1.0 million at December 31, 2007.  This increase was primarily due to the transfer of three commercial loans secured by real estate in the amount of $1.4 million to non-accrual status during this period.  Management does not anticipate any losses on these loans due to the value of the real estate securing the loans.

Noninterest Income

Excluding the OTTI charge, noninterest income was $512,000 for the quarter ended December 31, 2008 compared to $647,000 for the quarter ended December 31, 2007, a decrease of 20.7%, primarily due to the loss on the sale of an investment.  Excluding the OTTI charge, noninterest income was $2.4 million in both the twelve months ended December 31, 2008 and 2007.  Noninterest income, net of the OTTI charge, was $301,000 and a net loss of $1.0 million for the three and twelve months ended December 31, 2008, respectively.

Noninterest Expense

Noninterest expense was $3.5 million for the quarter ended December 31, 2008 compared to $3.1 million for the quarter ended December 31, 2007.  For the twelve months ended December 31, 2008 noninterest expense was $13.5 million compared to $12.4 million for the twelve months ended December 31, 2007.  The increase in both periods was primarily the result of increases in compensation costs, office occupancy, and computer processing costs over the 2007 periods.  The increases were partially offset by a decrease in advertising expense.

Selected Balance Sheet Data

Total assets were $535.4 million at December 31, 2008 compared to $462.5 million at December 31, 2007, an increase of $72.9 million or 15.8%.  Total liabilities were $489.8 million at December 31, 2008 compared to $412.1 million at December 31, 2007.  Deposits at December 31, 2008 were $363.0 million, an increase of $41.6 million or 13.0% over December 31, 2007.  Borrowed funds increased from $85.1 million at December 31, 2007 to $119.1 million at December 31, 2008.  The increases in deposits and borrowings were primarily used to fund growth in loans.

Total stockholders’ equity was $45.6 million at December 31, 2008 compared to $50.5 million at December 31, 2007, due to a net increase in the unrealized loss on available for sale securities of $2.4 million, stock repurchases of $2.2 million, net loss of $312,000 for the twelve month period, dividends of $614,000 paid to stockholders, and $676,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan.  At December 31, 2008, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

Mr. Roman added: “We are confident that our capital, reserves and asset quality, combined with an effective business plan, will provide us with the strength needed to weather the current economic downturn.  We continue to be dedicated to building long term value for our shareholders and customers.”

About Naugatuck Valley

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These measures include net income, noninterest income and earnings per share before the OTTI charge.  These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information.  A reconciliation of the included non-GAAP financial measures to GAAP measures is included elsewhere in this release.

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	December 31,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$8,214	$7,873
Investment in federal funds	33	497
Investment securities	63,844	66,454
Loans receivable, net	431,976	359,831
Deferred income taxes	2,833	1,332
Other assets	28,486	26,540

Total assets	$535,386	$462,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$363,026	$321,398
Borrowed funds	119,148	85,107
Other liabilities	7,623	5,565

Total liabilities	489,797	412,070

Total stockholders' equity	45,589	50,457

Total liabilities and stockholders' equity	$535,386	$462,527

SELECTED OPERATIONS DATA
	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands, except per share data)

Total interest income	$7,255	$6,633	$28,203	$25,030
Total interest expense	3,515	3,495	13,904	13,174
Net interest income	3,740	3,138	14,299	11,856

Provision for loan losses	200	100	675	151

Net interest income after provision for loan losses	3,540	3,038	13,624	11,705

Noninterest income (loss)	301	647	(1,048)	2,354
Noninterest expense	3,539	3,104	13,454	12,422

Income (loss) before provision
for income taxes	302	581	(878)	1,637
Provision (benefit) for income taxes	(1,052)	102	(566)	217

Net income (loss)	$1,354	$479	$(312)	$1,420

Earnings (loss) per common share - basic and diluted	$0.20	$0.07	$(0.05)	$0.20

SELECTED FINANCIAL RATIOS
	For the Three Months		For the Year
SELECTED PERFORMANCE RATIOS: (1)	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
	(Unaudited)

Return on average assets	1.03%	0.42%	-0.06%	0.33%
Return on average equity	11.99	3.78	-0.64	2.79
Interest rate spread	2.90	2.80	2.88	2.75
Net interest margin	3.00	2.98	3.02	2.94
Efficiency ratio (2)	87.38	81.80	101.28	87.18

ASSET QUALITY RATIOS:	At December 31,
	2008	2007
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$2,869	$2,163
Allowance for loan losses as a percent of total loans	0.66%	0.60%
Allowance for loan losses as a percent of
nonperforming loans	107.13%	222.99%
Net charge-offs to average loans
outstanding during the period	-%	-%
Nonperforming loans	$2,678	$970
Nonperforming loans as a percent of total loans	0.62%	0.27%
Nonperforming assets	$2,678	$970
Nonperforming assets as a percent of total assets	0.50%	0.21%
(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000